Exhibit 10.1

SHARE PURCHASE AGREEMENT

between

CRITICALCONTROL SOLUTIONS CORP.

and

BPOMS, INC.

July 30, 2009

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS		1
1.1	Definitions and Interpretation	1
1.2	Other Definitional and Interpretive Matters	5
ARTICLE 2 - PURCHASE AND SALE OF THE COMPANY SHARES		6
2.1	Purchase and Sale	6
2.2	Purchase Price	6
2.3	Closing Date	6
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION		6
3.1	Representations and Warranties of the Seller	6
3.2	Representations and Warranties of the Buyer	7
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		8
4.1	Representations and Warranties concerning the Company	8
ARTICLE 5 - COVENANTS		25
5.1	Covenants of Seller Prior to Closing Date	25
5.2	Covenants of Buyer Prior to Closing Date	26
5.3	Post Closing Covenants	26
ARTICLE 6 - CONDITIONS		30
6.1	Conditions for the Benefit of the Buyer	30
6.2	Conditions for the Benefit of the Seller	31
6.3	Waiver of Conditions	31
ARTICLE 7 - DELIVERIES AT CLOSING		32
7.1	Closing	32
7.2	Documents Delivered to Buyer	32
7.3	Documents Delivered to Seller	32
ARTICLE 8 - REMEDIES FOR BREACHES OF THIS AGREEMENT		32
8.1	Survival of Representations and Warranties	32
8.2	Indemnification Provisions for Benefit of the Buyer	33
8.3	Indemnification Provisions for Benefit of the Seller	33
8.4	Deemed Adjustments	33
8.5	Claim Notice; Notice of a Disputed Claim	33
ARTICLE 9 - LIMITATIONS ON INDEMNIFICATION		34
9.1	Limitations on Indemnification	34
ARTICLE 10 - MISCELLANEOUS		34
10.1	Press Releases and Public Announcements	34
10.2	No Third-Party Beneficiaries	34
10.3	Entire Agreement	34
10.4	Succession and Assignment	34
10.5	Counterparts	35
10.6	Headings	35
10.7	Notices	35
10.8	Governing Law	36
10.9	Amendments and Waivers	36
10.10	Severability	36
10.11	Expenses	36

i

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT entered into as of July 30, 2009 by and between CRITICALCONTROL SOLUTIONS CORP., an Alberta corporation with its principal place of business located at 1100, 840 - 7th Ave S.W., Calgary, Alberta, Canada (the “Buyer”) and BPOMS, INC., a Delaware corporation with its principal place of business located at 1290 North Hancock, Street, Suite 202, Anaheim, California 92807 (the “Seller”).  The Buyer and the Seller are referred to collectively herein as the “Parties”.   The Parties hereto agree as follows:

RECITALS

A.	The Seller owns all of the outstanding shares in the capital of BPO Management Services, Ltd. (the “Company”); and

B.
This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding shares in the capital of the Company in return for the sum of One Hundred Thousand Dollars ($100,000.00) on closing, in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1	Definitions and Interpretation

In this Agreement, the following terms shall have the following meanings:

“Accredited Investor” has the meaning set forth in Section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Section 2 of the Securities Act (Alberta).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“BPOMS Payable” means approximately $2,585,001 owed by the Company to the Seller and Seller’s subsidiaries, after offsetting the amounts owed by Seller and/or Seller’s subsidiaries to the Company that have been cancelled and extinguished by the Company on July 30, 2009 as referenced in the Disclosure Schedule.

“Business” means the provision by the Company of Enterprise Content Management products, services and solutions aimed at helping business and government capture, access, deliver and preserve their documents.

“Business Day” means any day other than a Saturday, Sunday, statutory holiday or day on which banks in the City of Calgary are not generally open for business.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Time” means 2:00 pm (MST) on the Closing Date.

“Company Employees” means individuals currently employed or retained by the Company on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Company Indebtedness” means the BPOMS Payable and all indebtedness for borrowed money, accounts payable, lease payments and other contractual amounts owed, together with all other liabilities and obligations of the Company, including any related prepayment fees, interest or expenses, owed by the Company to any third party or any employee as of the Closing Date.

“Company Shares” means all of the shares in the capital of the Company.

“Confidential Information” means any information concerning the Business and affairs of the Company that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in Section 4.1 below. The Disclosure Schedule shall be deemed to incorporate by reference all information contained in the Due Diligence File, whether or not expressly referenced or listed in the in the Disclosure Schedule.

“Due Diligence File” means the electronic folder and all files and information contained therein that represents a compilation of the documentation and information delivered from the Company and Seller to Buyer during Buyer’s due diligence process, as well as all other information and correspondence received by Buyer from the Company and Seller at any time during Buyer’s due diligence process or for any other purpose delivered to Buyer at any time at or prior to Closing.

“Employee Benefit Plan” means any benefit plan, program, agreement or arrangement maintained, contributed to or provided by the Company or any Affiliate for the benefit of any of the Company’s employees, former employees or dependent or independent contractors or their respective dependents or beneficiaries, whether written or unwritten, including all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company is obligated to contribute or comply or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance legislation.

“Environmental, Health, and Safety Requirements” shall mean all federal, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect and applicable to the Company.

“eReview” means Seller’s proprietary document collaboration and shareing software solution and related services as referenced in the Due Diligence File.

“Exception” has the meaning provided by Section 3.1(a) hereof.

“Financial Statements” has the meaning set forth in Section 4.1(g) below.

“GAAP” means Canadian generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Party” has the meaning set forth in Section 8.5 below.

“Indemnifying Party” has the meaning set forth in Section 8.5 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all website content and domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“June 30 Financial Statements” means the unaudited financial statements of the Company for the interim period ended June 30, 2009.

“Knowledge” of a certain matter means the actual knowledge of the Seller of that matter and the knowledge which the Seller would have if they conducted such reasonable inquiry that a prudent person in similar circumstances would consider necessary as to that matter.

“Kodak Service Agreement” means the Service Agreement dated October 10, 2001 between Kodak Canada Inc. and DocuCom Imaging Solutions Inc., as amended.

“Law” means all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international of any Government Body, in each case binding on or affecting the party or Person referred to in the context in which such word is used.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Limitation of Liability” will have the meaning provided by Section 9.1(b) hereof.

“Material” or “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in the business, assets (including intangible assets), financial condition, prospects, or results of operations of the Company, which is individually or, in the aggregate with other individual items, in excess of $25,000.

“Most Recent Fiscal Year End” means December 31, 2008.

“Ordinary Course of Business” means the ordinary course of the business of the Company, consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Privacy Laws” means all applicable privacy laws of Canada and of any applicable provincial or other governmental subdivision governing the collection, use, disclosure and retention of personal information about identifiable individuals including, without limitation, information regarding the Company’s employees, agents, customers and suppliers.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Securities Act” means the Securities Act (Alberta), as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, builder’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“to/To the Knowledge of the Seller” means to the extent of Seller’ Knowledge.

“Tax” or “Taxes” means any federal, provincial,  local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, shares, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means the purchase and sale of the Company Shares hereunder, including payment of the Purchase Price.

1.2	Other Definitional and Interpretive Matters

(a)	Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)
Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)	Dollars. Any reference in this Agreement to Dollars or $ shall mean Canadian Dollars.

(iii)
Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annexes, Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The Annexes, Exhibits and Schedules are as follow:

Schedule 4.1	Disclosure Schedule re: Seller Representations and Warranties in Section 4.1

(iv)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)
Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)
Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)
Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)
The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to and hereby does sell to the Buyer, all of the Company Shares and the BPOMS Payable for the consideration specified in Section 2.2.

2.2	Purchase Price.

In consideration for the sale and transfer of the Company Shares and the BPOMS Payable, the Buyer agrees to pay and issue to the Seller the sum of One Hundred Thousand Dollars ($100,000.00) (the “Purchase Price”) payable in cash, or by wire transfer, bank draft or certified cheque.  In addition, the Buyer agrees to assume all Company Indebtedness.

2.3	Closing Date.

The closing of the transactions contemplated by this Agreement (the “Closing” or “Closing Date”) shall take place on July 31, 2009.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1	Representations and Warranties of the Seller.

Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer as of or contemporaneously with the Closing as follows.

(a)	Authorization of Transaction.

The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except that the enforceability of the Agreement (A) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and (B) is subject to general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity, at law, or otherwise (such limitations on enforceability being hereinafter called the “Exception”).  The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, including any government or Governmental Body in order to consummate the transactions contemplated by this Agreement.

(b)	Non-contravention.

Neither the execution and the delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby by the Seller, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound except as may be disclosed in the Disclosure Schedule or the Due Diligence File.

(c)	Brokers’ Fees.

The Seller has not engaged nor is obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(d)	Company Shares.

The Seller holds of record and owns beneficially 4,332,318 Company Shares, which constitute all of the shares in the capital of the Company, free and clear of any restrictions on transfer (other than under applicable securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares.

3.2	Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete.

(a)	Organization of the Buyer.

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Alberta.  The Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Correct and complete copies of the Buyer’s certificate of incorporation and bylaws (as amended to date) have been delivered to the Seller.

(b)	Authorization of Transaction.

The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions, subject only to the Exception.   The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Body in order to consummate the transactions contemplated by this Agreement.

(c)	Non-contravention.

Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)	Investment.

The Buyer understands that the Company Shares are being offered and sold in reliance upon exemptions for transactions not involving any public offering from the prospectus and registration requirements under applicable securities Laws.  The Buyer: (A) is acquiring the Company Shares solely as principal for its own account, and not with a view to the resale or distribution thereof, (B) is a sophisticated investor with knowledge and experience in business and financial matters, (C) has received certain information concerning the Seller and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, and (D) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares and is an Accredited Investor.

(e)	Disclosure.

The representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact.  No representation or warranty contained in this Section 3.2 omits to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

4.1	Representations and Warranties concerning the Company

Except as set forth in the disclosure schedule delivered by the Seller to the Buyer simultaneously herewith (the “Disclosure Schedule”), the Seller represents and warrants to the Buyer as of or contemporaneously with the Closing, to the Knowledge of the Seller, as follows:

(a)	Organization, Qualification, and Corporate Power.

The Company is a corporation duly organized, validly existing, and in good standing under the law of the Province of Ontario, the jurisdiction of its incorporation.  The Company neither owns or leases any property or premises, nor has operations or personnel based outside Ontario, except as described in the Disclosure Schedule.  The Company has full corporate power and authority and, all licenses, permits, and authorizations issued by any Governmental Body necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and currently being used by it.  The Disclosure Schedule lists the directors and officers of the Company.  The Seller has delivered to the Buyer correct and complete copies of the articles and bylaws and all other organizational documents of the Company as amended to date.  The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the share certificate books, and the share record books of the Company are correct and complete in all material respects.  The Company is not in material default under or in violation of any provision of its articles or bylaws or any other organizational document.

(b)	Capitalization.

The authorized and issued capital of the Company is as described in the Disclosure Schedule.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and, are held of record by the Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Company Shares.  There are no outstanding or authorized share appreciation, phantom share, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares.

(c)	Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(i)
violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Body, or court to which the Company  is subject or any provision of the articles or bylaws of the Company  or

(ii)
Except as provided in the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company  is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(iii)
The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Body in order for the Company and the Seller to consummate the transactions contemplated by this Agreement.

(d)	Brokerage Fees.

The Company has not engaged and is not obligated to pay any commissions or brokers fees in connection with the transactions contemplated by this Agreement.

(e)	Title to Assets.

Except as to properties and assets owned, leased or provided by a customer of the Company, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them and located on the Company’s premises, or shown in the June 30 Financial Statements or acquired by the Company after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since June 30, 2009 and, except as disclosed in Section 4.1(e) of the Disclosure Schedule. All such property and assets which are owned by the Company are owned free of Security Interests except as disclosed in the Disclosure Schedule.

(f)	Financial Statements and Books and Records.

Included in the Due Diligence File are the annual financial statements for the Company as of and for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008. Such financial statements are hereinafter called the “Financial Statements”.

It was the Seller’s intention when engaging the accounting firm noted in each report,  that the Financial Statements be prepared in accordance with GAAP, consistently applied.  To the Knowledge of the Seller, there are no entries contained in the Financial Statements which are not in accordance with GAAP, consistently applied.  Each of the Financial Statements presents fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. The financial condition of the Company is now approximately the same as the financial condition reflected in the Financial Statements for the Most Recent Fiscal Year End and as reflected in the June 30 Financial Statements, when such financial condition is taken as a whole, subject to any adjustments to balances for goodwill and/or other intangibles.

It was the Seller’s intention when engaging the accounting firmnoted in each report, that the financial and other books, records, files and accounts of the Company be maintained in accordance with GAAP on a basis consistent with prior years.  To the Knowledge of the Seller, there are no entries contained in the Company’s financial and other books, records, files and accounts which are not in accordance with GAAP, consistently applied.

The Company’s financial and other books, records, files and accounts in all material respects:

(i)	are complete, in reasonable detail and accurately and fairly reflect the financial transactions of the Company, and

(ii)	are fairly reflected in the Financial Statements for the Most Recent Fiscal Year End and the June 30 Financial Statements.

It was the Seller’s intention when engaging the accounting firm noted in each report, that the Company maintain systems of internal accounting controls sufficient to provide reasonable assurances as to the following matters (and the Seller has no Knowledge of any specific circumstances in which the Company’s accounting control systems do not provide reasonable assurance with respect to such matters):  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(g)	Events Subsequent to June 30, 2009.

Except as indicated in the Disclosure Schedule, to the Seller’s Knowledge, since June 30, 2009, there has not been any Material Adverse Change.  In addition, and without limiting the generality of the foregoing, since that date, except as indicated in the Disclosure Schedule:

(i)	the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)	the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii)
no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party;

(iv)	the Company has not imposed any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

(v)	the Company has not made any capital expenditure (or series of related capital expenditures) either involving singly or in the aggregate more than $25,000 or outside the Ordinary Course of Business;

(vi)
the Company has not made any capital investment in, any loan to, or any acquisition of the securities or all or substantially all of the assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving singly or in the aggregate more than $25,000 or outside the Ordinary Course of Business;

(vii)
the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 singly or in the aggregate;

(viii)	the Company has not delayed or postponed the payment of accounts payable and other Liabilities that are not reflected in the Due Diligence File;

(ix)
the Company has not intentionally and knowingly cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving singly or in the aggregate more than $25,000 or outside the Ordinary Course of Business;

(x)	except in the Ordinary Course of Business, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)	there has been no change made or authorized in the articles or bylaws of the Company;

(xii)
the Company has not issued, sold, or otherwise disposed of any of the Company Shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Company Shares;

(xiii)
the Company has not declared, set aside, or paid any dividend or made any distribution with respect to the Company Shares (whether in cash or in kind)  or redeemed, purchased, or otherwise acquired any of the Company Shares;

(xiv)	the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, ordinary wear and tear excepted;

(xv)
the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business except as identified in the Disclosure Schedule;

(xvi)
the Company has not hired any new employees, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or terminated the employment of any employee, outside the Ordinary Course of Business except as identified in the Disclosure Schedule;

(xvii)
the Company has not granted any increase in the base compensation of any of its directors, officers, and employees, outside the Ordinary Course of Business except as identified in the Disclosure Schedule;

(xviii)
other than as disclosed in this Agreement or the Disclosure Schedule, the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), outside the Ordinary Course of Business;

(xix)	the Company has not made any other change in employment terms for any of its directors, officers, and employees, outside the Ordinary Course of Business;

(xx)	the Company has not made or pledged to make any charitable contribution;

(xxi)	there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

(xxii)	as referred to in this Section, the Company has not committed to any of the foregoing.

(h)	Undisclosed Liabilities.

The Company does not have any Liabilities except for (A) Liabilities set forth in the Financial Statements for the Most Recent Fiscal Year End and the June 30 Financial Statements, (B) Liabilities which have arisen after June 30, 2009 in the Ordinary Course of Business, (C) Liabilities which are not required by GAAP to be included in the Financial Statements and which, to the extent Material, are set forth in the Disclosure Schedule, and (D) Liabilities that are otherwise apparent from the Due Diligence File.

(i)	Legal Compliance.

The Company and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, provincial, local, and foreign governments (and all agencies thereof), and no investigation, charge, complaint, claim, has been filed or commenced against any of them alleging any failure so to comply. Further, no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(j)	Tax Matters.

Except as indicated in the Disclosure Schedule:

(i)
the Company has prepared and filed all Tax Returns on time with all appropriate Government Bodies which were required to be filed before the Closing Date. Each such Tax Return was correct and complete. True copies of all Tax Returns prepared and filed by the Company during the past five years and that the Buyer has requested have been provided to the Buyer on or before the date of this Agreement;

(ii)	the Company has paid all Taxes due and payable by it. The Company has paid all Tax installments due and payable by it;

(iii)
there are no assessments or reassessments of Taxes that have been issued and are outstanding. The Company is not negotiating any assessment or reassessment with any Government Body. Neither the Company nor the Seller is aware of any Liability of the Company for Taxes or any grounds for an assessment or reassessment including aggressive treatment of income expenses, credits or other claims for deduction under any Tax Return. Neither the Company nor the Seller has received any indication from any Government body that an assessment or reassessment of the Company is proposed in respect of any Taxes, regardless of its merits. There is no pending or threatened proceeding with respect to any claim or refund made by the Company with respect to Taxes previously paid. The Company has not executed any agreement extending the period for assessment, reassessment or collection of any Taxes;

(iv)
the Company has withheld from each payment made to any Company employees or former employees of the Company, officers, directors, and to all Persons who are non-residents of Canada for the purposes of the Income Tax Act all amounts required by applicable Law and has remitted such withheld amounts within the prescribed periods to the appropriate Government Body.

(k)	Real Property and Leases.

The Company does not own any real property.  The Disclosure Schedule contains a list of all leases and subleases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease and sublease.  These leases and subleases are valid and enforceable and are not in default.  The Seller is unaware of any condition or situation that does or would render the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), to be out of conformance with any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations.  There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for or as to which payments are not current (e.g., diesel generator).  The Disclosure Schedule also contains correct and complete copies of the leases and subleases listed therein.  With respect to each lease and sublease listed in the Disclosure Schedule:

(i)	the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, according to its terms, subject to the Exception;

(ii)
the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect according to its terms following the consummation of the transactions contemplated hereby, subject to the Exception;

(iii)
the Company is not in breach or default and, to the Knowledge of the Seller, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	the Company has not repudiated and, to the Knowledge of the Seller, no other party to the lease or sublease has repudiated any provision thereof;

(v)	to the Knowledge of the Seller, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease; and

(vii)	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(l)	Intellectual Property.

(i)
Except as listed in the Disclosure Schedule, and except as to PCs, as to which the Company has made reasonable efforts to ensure that all standard shrink-wrap or click-wrap installed software is completely and currently licensed, the Company owns, or has the right to use pursuant to license, sublicense, agreement or other valid permission, all Intellectual Property used in the operation of the Business of the Company as presently conducted.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. Certain marketing and business description materials contained in the Due Diligence File contain references to Seller’s eReview product.  In addition, the sales forecast and pipeline reports included in the Due Diligence File contain references to eReview sales opportunities.  Notwithstanding these references, Buyer acknowledges and agrees that eReview is NOT part of the Intellectual Property owned by the Company, and Buyer is receiving no rights or license to use, market or sell the Seller’s eReview product.

(ii)

(A)	To the Knowledge of the Seller, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties;

(B)
To the Knowledge of the Seller, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).  The Seller is unaware of any fact or condition that would cause the Seller to believe that a third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(iii)
With respect to all Intellectual Property owned by the Company (the “Owned Intellectual Property”), the Disclosure Schedule identifies each Intellectual Property registration which has been issued to the Company and identifies each pending application or application for registration which the Company has made with respect to any of its Owned Intellectual Property.   The Disclosure Schedule also identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Owned Intellectual Property (together with any exceptions), other than licenses granted in the Ordinary Course of Business, and the assignment of the Owned Intellectual Property to Healthaxis, Ltd. as specified in Section 6.2(e) of this Agreement. The Seller has delivered to the Buyer correct and complete copies of all such registrations and applications, and all such licenses, agreements, and permissions granted by the Company to any third party with respect to Owned Intellectual Property (excluding licenses granted by the Company in the Ordinary Course of Business).  The parties acknowledge that the Disclosure Schedule will describe, in general terms, such licenses, agreements and other permissions.

(iv)	With respect to each item of Owned Intellectual Property, the Seller does not have Knowledge of any fact or condition that would cause the Seller to believe that the following is not true:

(A)	the Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(D)
except as may be provided in each of the Company’s contracts for services to its customers, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)
each software program and script developed by the Company, including the source code and object code thereof and the design documents in connection therewith, is an original work of persons employed by or contracted to the Company.

(v)	No past or present employee, independent contractor or agent has any right, title or interest in or to any of the Company’s owned Intellectual Property.

(vi)
Except as to standard shrink-wrap or click-wrap software licenses, the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission (the “Licensed Intellectual Property”).  The Seller has delivered to the Buyer correct and complete copies of all such licenses with respect to the Licensed Intellectual Property or the software which is licensed is referred to in one or more contracts between the Company and its customers.   With respect to each item of Licensed Intellectual Property identified in the Disclosure Schedule, the Seller does not have Knowledge of any fact or condition that would cause the Seller to believe that the following is not true:

(A)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)
the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(C)
no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)	with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)	the underlying item of Licensed Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Licensed Intellectual Property; and

(H)	the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(vii)
The Seller does not have Knowledge of any fact or circumstance that would cause it to believe that the following is not true: the Company’s software is reasonably free of computer viruses and does not contain any contaminants or time bombs, including any codes or instructions, that may be used to access, modify, delete, damage or disable any computer system.

(viii)
The Seller does not have Knowledge of any fact or circumstance that would cause it to be believe that the following is not true: the documentation possessed by Company in respect of software developed by or for the Company will be sufficient to allow Buyer and the Company’s existing staff, with the assistance of skilled software professionals possessing experience in this industry, to operate such software and to further develop and maintain it.

(ix)
The Disclosure Schedule lists all open source software used and licensed by the Company.  The Seller is unaware of any fact or circumstance that would cause it to believe that the following is not true: the Company has complied with all applicable open source licences by which it is bound.

(x)	The Company has used reasonable commercial efforts to take precautions and to protect its proprietary information from unauthorized access or disclosure.

(m)	Tangible Assets.

Except as to any of the following provided by a customer, the Company owns or leases all premises, machinery, equipment, and other tangible assets necessary for the conduct of the Company’s businesses as presently conducted.  To the Knowledge of the Seller, each such tangible asset owned or leased by it has been maintained in accordance with the Company’s normal practice, and is in good operating condition and repair (subject to normal wear and tear).

(n)	Inventory.

The current inventory of consumables of the Company, subject to a reasonable allowance for obsolete inventory consistent with the allowance reflected in the June 30 Financial Statements, is good and usable and is capable of being sold in the Ordinary Course of Business. The Company’s inventory level is consistent with past practice.

(o)	Contracts.

The Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i)
any agreement (or group of related agreements) for the lease of personal property (including without limitation software) to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii)
any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company or, except for Contracts made in the Ordinary Course of Business, involve consideration in excess of $10,000;

(iii)	any agreement concerning a partnership or joint venture or arrangement to share profits;

(iv)
any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)	any agreement concerning confidentiality or non-competition;

(vi)	any agreement with any of the Seller and their Affiliates (other than the Company) or any members of their immediate families;

(vii)
any profit sharing, share option, share purchase, share appreciation, deferred compensation, severance, or other  plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)	any collective bargaining agreement;

(ix)
any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees or any members of their immediate families, excluding claims for reimbursement of expenses incurred in the Ordinary Course of Business;

(x)	any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(xi)	any other agreement (or group of related agreements) which was not entered into in the Ordinary Course of the Business.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in the Disclosure Schedule (as amended to date), and to the Knowledge of the Seller, a written summary of the terms of all oral agreements referred to in the Disclosure Schedule.  With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the Exception; (B)  subject to obtaining the consents indicated in the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby except for the Exception; (C) the Company is not in breach or default and, to the Knowledge of the Seller, no other party is in breach or default of the agreement; (D) to the Knowledge of the Seller, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) to the Knowledge of the Seller, no party has repudiated any provision of the agreement.  Without limiting the generality of the foregoing, the Company is in compliance with all covenants under all agreements with its bank and other lenders except as referenced in the Disclosure Schedule.

(p)	Customers and Receivables.

(i)
The Company has delivered to the Buyer a true and complete list of all customers of the Business as of the date hereof.  Such customer list and other information in the Disclosure Schedule reasonably accurately summarizes or reflects with respect to each customer all information relevant to this Section 4.1(p).

(ii)
Except as may be reflected in the Disclosure Schedule, the Seller has no Knowledge of any facts or circumstances arising outside the Ordinary Course of Business which could reasonably be expected to result in the loss of any customers or sources of revenue of the Business or any reduction in volume of purchases from the Business prior to the end of their contract term by any customer which, in the aggregate, could be Material to the Business.

(iii)
All accounts receivable of the Company are fairly reflected on the Company’s books and records.  All accounts receivable of the Company arose from bona fide transactions in the Ordinary Course of the Business and are valid, enforceable and to the Knowledge of the Seller fully collectable accounts (subject to a reasonable allowance, consistent with past practice for doubtful accounts as reflected in the June 30 Financial Statements, and subject to the disclosure made in the Disclosure Schedule).  Such accounts receivable are not subject to any set-off or counterclaim rights of which Seller is aware.

(q)	Suppliers.

Listed in the Disclosure Schedule are the names and addresses of the ten (10) largest suppliers (measured by dollar volume of the Company’s purchases) from which the Company ordered services, materials, supplies, telecommunications capacity, merchandise and other goods during the twelve-month period ended December 31, 2008.  Except as disclosed in the Disclosure Schedule, the Company has not received any notice that any such supplier will not sell services, raw materials, supplies, merchandise and other goods to the Company at any time, on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

(r)	Telecommunications Infrastructure.

Listed in the Disclosure Schedule are:

(i)	all the rights of way, tower locations, regen hut locations, and rights for lit and unlit fiber owned or licensed in favor of the Company; and

(ii)	a list of all contracts, licences, agreements and understandings relating to telecommunications infrastructure to which the Company is a party.

(s)	Powers of Attorney.

The Disclosure Schedule lists all outstanding powers of attorney executed on behalf of the Company.

(t)	Insurance.

The Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

(i)	the name, address, and telephone number of the agent;

(ii)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)	the policy number and the period of coverage; and

(iv)	a description of any retroactive premium adjustments or other loss sharing arrangements.

The Seller has delivered to the Buyer the insurance policies, brokers certificates or other information in the Company’s possession concerning insurance covering the Company.  With respect to each insurance policy, the Seller is unaware of any fact or circumstance that would cause the following to be untrue: (A) if unexpired, the policy is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms, (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby except to the extent such policies are held at the Seller/parent company level, in which event coverage may lapse upon sale of the Company Stock to Buyer by virtue of the fact that the Company will no longer be a subsidiary of Seller upon Closing; (C) neither the Company  nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.  The Disclosure Schedule describes any self insurance arrangements affecting the Company.  Seller has not made, and does not make, any representation or warranty that any such coverages may be continued beyond the Closing Date, and Buyer has been advised to seek the advice of its on consultants and professional advisors to assure that Buyer has adequate insurance coverage at and following the Closing.

(u)	Litigation.

The Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator.  There is presently no Basis of which Seller is aware for the commencement of any Material action, suit or proceeding against the Company with any reasonable likelihood of success.

(v)	Product and Service Warranties.

Each product or service sold, licensed or delivered by the Company has been in material conformity with all applicable contractual commitments, all express warranties, and all warranties, if any, that are implied as a matter of the law governing the contract at issue. The Company does not have any existing Liability of which Seller is aware for replacement or repair of any product or re-performance of any service or other damages in connection therewith, subject only to the reserve for warranty claims, if any, set forth in the June 30 Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the normal, past custom and practice of the Company.  To the Seller’ Knowledge, no product or service manufactured, sold, licensed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the warranties described in the Disclosure Schedule.  The Disclosure Schedule describes the normal terms and conditions of sale or lease or licensing of or providing of services by or for the Company (including applicable guarantee, warranty and indemnity provisions).

(w)	Product and Service Liabilities.

The Seller is unaware of any Liability or any Basis of Liability for the Company arising out of any injury to individuals or damage to property as a result of the ownership, possession, use or license of any product or service manufactured, sold, leased, licensed or delivered by the Company prior to the date hereof.

(x)	Employees.

The Disclosure Schedule sets out:

(i)	a complete list of all Company Employees; and

(ii)	their position/title.

The Disclosure Schedule also sets out with respect to the Company Employees as of the date hereof, in a non-individually identifiable format:

(iii)	their status (i.e., full time, part time, temporary, casual, seasonal, co-op student);

(iv)	their total annual remuneration, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

(v)	other terms and conditions of their employment (other than Employee Benefit Plans), including accrued vacation, car allowance or lease; and

(vi)	their total length of employment including any prior employment that would affect the calculation of years of service for any purpose.

The Company has no written employment contracts with any Company Employee other than those of which copies are included in the Disclosure Schedule.  The Disclosure Schedule sets out, as of the date hereof, a list of all independent contractors and consultants who provide services to the Company in connection with the key business functions of the Company, including:

(vii)	name;

(viii)	title;

(ix)	current compensation;

(x)	eligibility to participate in any Employee Benefit Plans;

(xi)	length of relationship with the Company.

Except as set out in the Disclosure Schedule, the Company is not a party to or bound by any contract or commitment to pay any management or consulting fee.  Seller is unaware of any plans by any executive, key employee or group of employees, not including the Seller, to terminate employment with the Company at or following Closing.  The Company is not a party to or bound by any collective bargaining agreement.  The Company has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes by any existing employee within the twelve (12) month period preceding Closing.  The Seller is unaware of any unfair labor practice committed by the Company within the twelve (12) month period preceding Closing.  The Seller is unaware of any instance in which the Company is not in compliance with all applicable workers compensation law and employee regulations of the applicable jurisdiction.  The Seller is unaware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(y)	Employee Benefits Plans.

(i)
The Disclosure Schedule sets forth a correct and complete list of:  (i) all employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, share purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company.

(ii)
Correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans have been made available or delivered to Buyer by the Company (and the Buyer has acknowledged receipt) or otherwise included or referenced in the Disclosure Schedule, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) summary plan descriptions; (iii) written communications to employees relating to the Employee Benefit Plans; and (iv) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(iii)
Seller is unaware of any respect in which the Employee Benefit Plans have not been maintained in all material respects in accordance with their terms and with all applicable federal and provincial Laws and regulations.  Seller is unaware of any instance in which  any fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(iv)
Seller is unaware of any respect in which the Disclosure Schedule does not set forth on a plan by plan basis, the present value of benefits payable presently or in the future to Company Employees under each unfunded Employee Benefit Plan.

(v)
To the Knowledge of the Seller all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans (including workers compensation) or by law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for in the June 30 Financial Statements.  Seller is unaware of any accumulated funding deficiencies existing in any of the Employee Benefit Plans.

(vi)
To the Knowledge of the Seller, the Company has no liability under any Employee Benefit Plan that has not been funded nor that has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(vii)
Seller is unaware of any pending actions, claims or lawsuits that have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under the Employee Benefit Plans or the sponsor or administrator of any of the Employee Benefit Plans, or against any fiduciary of the Employee Benefit Plans with respect to the operation of any of the Employee Benefit Plans (other than routine benefit claims), nor do or the Seller have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(viii)
Seller is unaware of any Employee Benefit Plan that provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by Law, and at the expense of the participant or the participant’s beneficiary.

(ix)
To the Knowledge of the Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Company Employee, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan.

(x)	The Company does not have any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan.

(xi)	No share or other security issued by Company forms or has formed a material part of the assets of any Employee Benefit Plan.

(xii)
Seller is unaware of any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of any Company for federal income tax purposes by is not an employee for such purposes.

(xiii)
Notwithstanding anything to the contrary in this Agreement, an account payable for the Company’s minimum “Safe Harbor” contribution has been established and appears on the Company’s books and records as of the effective date of the Closing, and the Seller shall have no liability for any contribution to the Company’s pension or profit-sharing plan as to any portion of 2009.

(z)	Nick Curry.

The Company has no obligations or liability to Nick Curry under any employment contract, Employment Benefit Plan or other written or unwritten agreement, arrangement, understanding or practice that requires or will require any payment to Nick Curry by the Company.

(aa)	Guaranties.

The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(bb)	Environmental, Health, and Safety Matters.

Seller is unaware of any manner in which the following are not true:

(i)	the Company and its predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health, and Safety Requirements;

(ii)
without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.  A list of all such permits, licenses and authorizations is contained in the Disclosure Schedule, as well as and copies of all such permits, licenses and authorizations have been provided by the Company to the Buyer;

(iii)
neither the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements;

(iv)
neither the Company nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any other Environmental, Health, and Safety Requirements;

(v)
neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements;

(vi)
no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance by the Company with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(cc)	Licenses, Agency and Distribution Agreements.

The Disclosure Schedule lists all agreements to which the Company is a party or by which it is bound under which the right to manufacture, process, market or use any product, service or other property of the Company has been granted, licensed or otherwise provided by the Company to any agent, distributor, dealer, licensee or other person.  The Disclosure Schedule also lists all agreements to which the Company is a party or by which it is bound under which the right to market, manufacture, process or use any product, service or other product has been granted to the Company by any other person or by which the Company has been appointed as an agent, distributor, licensee or franchisee.  Complete and correct copies of all of the agreements referred to in this paragraph have been provided by the Company to the Buyer.  None of the agreements listed in the Disclosure Schedule grant to any third person any authority to incur any liability or obligation or enter into any agreement on behalf of the Company.  The Seller has no Knowledge of the intention of the other parties to any of the agreements referred to in this paragraph to terminate such agreements.

(dd)	Subsidiaries.

The Company has no subsidiaries.

(ee)	Related Party Matters.

Except as disclosed in the Disclosure Schedule, the Company is not a party to or bound by any agreement with, is not indebted to, and no amount is owing to the Company by, any of the Seller or any officers, former officers, directors, former directors, shareholders, former shareholders, or any members of the immediate family of any of the foregoing persons or any entity controlled by any of the foregoing persons.  Without limiting the generality of the foregoing, none of the foregoing persons (i) is involved in any business arrangement or other relationship with the Company, (ii) owns any property or right, tangible or intangible, that is used by the Company, (iii) has any claim or cause of action against the Company, or (iv) owns any direct or indirect interest of any kind in, or is a director, officer or employee of, or consultant to, or has the right to participate in the profits of any Person who is a competitor, supplier, customer, landlord, creditor or debtor of the Company.

(ff)	Compliance with Privacy Laws.

Except as disclosed in the Disclosure Schedule, Seller is unaware of any manner in which the collection, use and retention of personal information by the Company and the disclosure or transfer of personal information by the Company to any third parties has not complied with all Privacy Laws and is not consistent with the Company’s own privacy practices.  Seller is unaware of any restrictions on the Company’s collection, use, disclosure and retention of personal information except as provided by Privacy Laws and, in some cases, contracts with clients.

(gg)	Accounts; Lockboxes; Safe Deposit Boxes.

(i)	The Disclosure Schedule contains a true and complete list of:

(A)
the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto; and

(B)	the location of all lockboxes and safe deposit boxes of the Company and the names of all persons authorized to draw thereon or have access thereto.

(ii)
The Seller have not commingled monies or accounts of Company with other monies or accounts of the Seller or relating to their other activities and affairs nor, except as to distributions to the Seller, has transferred monies or accounts of the Company other than to an account of the Company.

(hh)	Restrictions on Doing Business.

(i)
Except as disclosed in the Disclosure Schedule, the Company is not a party to or bound by any agreement which would restrict or limit the Company’s right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business as the Company may determine from time to time.

(ii)
The Seller is unaware of any legislation or any judgment, order or requirement of any court or Governmental Body which is not a general application to persons carrying on a business similar to the Business to which the Company is subject.

ARTICLE 5
COVENANTS

5.1	Covenants of Seller Prior to Closing Date.

The Seller covenants as follows with respect to the period between the date of this Agreement and the Closing Date:

(a)	Access to Information.

The Seller will, and will cause the Company to: (A) afford the Buyer full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data; (B) provide the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request; and (C) provide the Buyer with such additional financial, operating, and other data and information as the Buyer may reasonably request.

(b)	Operation of the Business of the Company.

The Seller will, and will cause the Company to: (A) conduct the business of the Company only in the Ordinary Course of Business; (B) confer with the Buyer concerning operational matters of a material nature; and (C) otherwise report to the Buyer concerning the status of the business, operations, and finances of the Company.

(c)	Negative Covenant.

Except as otherwise expressly permitted by this Agreement, the Seller will not, and will cause the Company not to, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.1(h) is likely to occur.

(d)	Notification.

The Seller will promptly notify the Buyer in writing if the Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Seller will promptly deliver to the Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify the Buyer of the occurrence of any breach of any covenant of the Seller in this Article 5 or of the occurrence of any event that may makes the satisfaction of the conditions in Section 6.1 impossible or unlikely.

(e)	Best Efforts.

The Seller will use its best efforts to cause the conditions in Article 6 to be satisfied.

5.2	Covenants of Buyer Prior to Closing Date.

The Buyer covenants as follows with respect to the period between the date of this Agreement and the Closing Date:

(a)	Best Efforts.

The Buyer will use its best efforts to cause the conditions in Article 6 to be satisfied.

5.3	Post Closing Covenants.

The Parties agree as follows with respect to the period following the Closing:

(a)	General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).  In addition, each Party will provide reasonable assistance in a timely fashion with respect to information requests concerning periods prior to Closing, including reasonable support for requests regarding audit and tax matters.  Notwithstanding the foregoing, requests made by the Seller of the Buyer or the Company, or vice versa, in the context of an arbitration or litigation shall not come within the ambit of this sub-paragraph.

(b)	Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand not involving one Party or the Company claiming against another Party or the Company, in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and its or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

(c)	Confidentiality.

Except as provided by Section 5.2(d) hereof, each of the Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(d)	Disclosure of Confidential Information.

In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled by law to disclose any Confidential Information, that Seller may disclose the Confidential Information as so compelled; provided, however, that the disclosing Seller shall use reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.  All expenses, fees and costs incurred by Seller, including for the reasonable time and disbursements of attorneys, in complying with this section 5.2(d) shall be paid in full and in advance by Buyer as a condition precedent to Seller’ obligations in this section 5.2(d).

(e)	Covenant Not to Compete.

(i)
Commencing on the Closing Date and for a period of three (3) years from the Closing Date, the Seller covenants not to engage directly or indirectly in any business competitive to the Business anywhere in the following provinces:Ontario, Manitoba and Quebec; provided, however, that no owner of less than 1% of the outstanding shares of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

(ii)	Without limiting the provisions of Section 5.2(e)(i) hereof, commencing on the Closing Date and for a period of 5 years from the Closing Date, the Seller covenants not to, directly or indirectly:

(A)
solicit, endeavor to solicit or gain the business of any person that is a customer, or has been within three (3) years prior to the Closing Date, a customer of the Business or has been pursued as a prospective customer of the Business, for the purpose of selling to such customer or prospective customer any products or services which are competitive with those offered by the Company;

(B)	induce or endeavor to induce any employee of the Business to leave its or her employment;

(C)	employ or attempt to employ or assist any person in employing any employee of the Business during the term of their employment; or

(D)	solicit or endeavor to solicit any person that is a supplier or business partner of the Business at the time of Closing in a manner that would be competitive with the Business.

(iii)
Buyer hereby acknowledges and agrees that eReview product sales and services are not included in the Business, and nothing in this Section 5.3(e) of this Agreement is intended to prevent Seller or it affiliates from marketing or selling the eReview product and service in Canada, including eReview sales to existing prospects shown on the sales pipeline reports included in the Due Diligence File.

(iv)
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.2(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(v)	The Seller hereby expressly agrees and acknowledges that:

(A)
in this section, the words “directly or indirectly” include any action taken by either of the Seller for its own benefit or for the benefit of any Person competing with the Business, either individually or in partnership or jointly or in conjunction with any other Person as principal, agent, trustee, employee or shareholder (except for the holding of less than 1% of the shares of a corporation as referred to in Section 5.2(e)(i) hereof );

(B)
The Company has protectable business interests with respect to its suppliers, employees, customers and prospective customers, and that competition as proscribed above with and against such business interests would be harmful to the Company and Buyer;

(C)	the covenants contained in this Section 5.2(e) above are reasonable as to time and geographical area and do not place any unreasonable burden upon the Seller’s ability to earn a livelihood;

(D)	the public will not be harmed as a result of enforcement of the covenants contained in this Section 5.2(e);

(E)	the legal counsel for Seller has reviewed the covenants contained in this Section 5.2(e);

(F)
the parties have entered into the covenants contained herein in connection with and as a condition precedent to the consummation of this Agreement, pursuant to which Buyer shall acquire the outstanding shares of the Company; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of the Company, including its goodwill, which actions, covenants, and promises are a material consideration to Buyer in connection with this Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to a buyer; and

(G)	Seller understands and agrees to each and every term and condition contained in Section 5.2(e) of this Agreement.

(vi)
Seller recognizes and acknowledges that irreparable damage will result to Buyer in the event of a breach by Seller of the provisions of this Section 5.2(e) and, accordingly, in the event of such a breach, Buyer will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof.

(f)	Electronic Mail.

Seller shall provide transition services for email currently used by the employees of the Company under the bpoms.com domain name.  Seller shall ensure that all currently active accounts used by employees of the Company are maintained as active and accessable for a 30 day transition period.  In addition, for 1 year following the Closing Date, the Seller shall ensure all emails at each address used by employees of the Company shall be automatically redirected to their equivalent corresponding address at the CriticalControl.com domain.

(g)	Release of Lease Guaranty.

Buyer shall use commercially reasonable efforts to obtain, within 30 days following Closing, a full release from HREIT Holdings 65 Corporation (the “Landlord”) of the Seller from the indemnity and guaranty with respect the Company’s lease with Landlord dated November 23, 2007, which release shall be in form and substance acceptable to Seller and its counsel.

(h)	Access to Accounting System.

Seller and its affiliates will provide Buyer with access to the existing Company accounting system (and provide related hardware hosting support) for a period of 60 days following the Closing Date sufficient to permit Buyer to migrate the Company’s accounting system to its own accounting platform.

ARTICLE 6
CONDITIONS

6.1	Conditions for the Benefit of the Buyer.

The purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Buyer and which are to be performed or complied with at or prior to the time of Closing:

(a)
the representations and warranties set forth in Section 3.1 and Section 4 will be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(b)	the Seller will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Seller at or prior to the time of Closing;

(c)
there will have been obtained from all appropriate governmental authorities such approvals or consents as are required to permit the change of ownership of the Company Shares contemplated hereby and to permit the Business of the Company to be carried on by the Buyer as now conducted;

(d)
the Seller will have obtained any consents or waivers of third parties required to sell and transfer the Company Shares to the Buyer and to allow the Buyer to cause the Company to conduct the Business as it is conducted prior to the time of Closing; without limiting the generality of the foregoing, the Seller shall have obtained consents to the change of control resulting from the Transaction under each of the contracts, if any, referred to in the Disclosure Schedule which specify that consent is required and for which Buyer has specifically requested Seller to obtain such consent;

(e)
no action or proceeding will be pending or threatened by any person or governmental authority to enjoin, restrict or prohibit the sale and purchase of the Shares contemplated hereby, or the right of the Buyer or the Company to conduct the Business of the Company;

(f)
all directors of the Company shall resign and the elected officers of the Company shall resign their respective offices unless Buyer requests that any such officer not resign.  To the extent Buyer requires a resignation of any employee, it is understood and agreed that Buyer will be responsible for all pay in lieu of notice, severance, or other post-termination amounts due to such employee as a result of the forced resignation;

(g)
the Seller and all directors (subject to Buyer’s achieving a satisfactory agreement with Brian Meyer as contemplated in Section 6.1(k) below) of the Company shall release the Company from any and all possible claims against the Company arising from any act, matter or thing arising at or prior to the time of Closing; provided, however, except in respect of claims made against the Seller by the Buyer pursuant to this Agreement, the Seller may make a claim at any time against the Company for protection, defense and indemnification pursuant to the bylaws, any applicable law, and/or for defense, liability and indemnification coverage under any policy of insurance the benefits of which run directly or indirectly to the Seller in their capacity as a former director, owner or employee of the Company and such claims shall not be released by the Seller;

(h)	the Buyer shall have reached an agreement with Kodak Canada Inc. regarding the Kodak Service Agreement in a form and substance satisfactory to the Buyer; and

(i)	the Buyer shall have reached an agreement with Brian Meyer regarding certain employment matters in a form and substance satisfactory to the Buyer.

6.2	Conditions for the Benefit of the Seller.

The sale by the Seller and the purchase by the Buyer of the Company Shares is subject to the following conditions, which are for the exclusive benefit of the Seller and which are to be performed or complied with at or prior to the time of Closing:

(a)
the representations and warranties of the Buyer set forth in Section 3.2 will be true and correct in all material respects (and for this purpose any materiality qualifications in such representations and warranties will be disregarded) as at the time of Closing with the same force and effect as if made at and as of such time;

(b)	the Buyer will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Buyer at or prior to the time of Closing;

(c)
the Seller will be furnished with such certificates of officers of the Buyer as the Seller or the Seller’s counsel may reasonably require in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Buyer at or prior to the time of Closing have been performed or complied with in all material respects, and that the representations and warranties of the Buyer herein given are true and correct in all material respects at the time of Closing;

(d)
the Buyer shall have caused its wholly owned subsidiary, CriticalControl Solutions Inc., to have entered into an indemnification agreement acceptable to Seller pursuant to which CriticalControl Solutions Inc. shall unconditionally indemnify and hold harmless the Seller from any and all liability, losses and costs incurred by Seller under the existing indemnity and guaranty in favor of the Landlord with respect the Company’s lease with Landlord dated November 23, 2007, which indemnification agreement shall be in form and substance acceptable to Seller and its counsel;

(e)
the Seller shall have received a full release from Royal Bank of Canada (“RBC”) of Seller from any guaranty or other similar undertaking with respect the Company’s indebtedness owed to RBC in form and substance satisfactory to Seller and its counsel or all of the Company’s indebtedness owed to RBC shall have been satisfied and all of the Company’s credit facilities with RBC shall have been cancelled; and

(f)
Healthaxis, Ltd. (an affiliate of Seller) shall have received an assignment from Buyer of all ownership and intellectual property rights in and to the accounts payable front end data capture solution that has been jointly developed between Healthaxis, Ltd. and the Company specifically to support the accounts payable business that is conducted by Healthaxis, Ltd.

6.3	Waiver of Conditions.

The Buyer, in the case of a condition set out in Section 6.1, and the Seller, in the case of a condition set out in Section 6.2, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part.  Any such waiver will not constitute a waiver of any other conditions in favor of the waiving party.

ARTICLE 7
DELIVERIES AT CLOSING

7.1	Closing.

The sale and purchase of the Company Shares will be completed at the Closing Time on the Closing Date at the offices of the Company.

7.2	Documents Delivered to Buyer.

At Closing, Seller shall deliver to Buyer, in addition to any other documents required by any provision of this Agreement, the following documents:

(a)
share certificates representing the Company Shares, duly endorsed in blank or accompanied by share transfer powers sufficient to transfer the Company Shares to the Buyer free and clear of all Security Interests;

(b)
a certificate of good standing for the Company dated not more than 3 Business Days prior to the Closing Date certified by the appropriate governmental officials in the incorporating jurisdiction of the Company;

(c)	all of the third party consents specified in Section 4.1(c) above;

(d)	resignations, effective as of the Closing, of each director and elected officer of the Company if and as required herein;

(e)	releases in the form acceptable to the Buyer, as contemplated by Section 6.1(h) hereof; and

(f)	a legal opinion from Seller’s General Counsel in form and substance reasonably acceptable to Buyer, addressed to the Buyer, and dated as of the Closing Date.

7.3	Documents Delivered to Seller.

At Closing, Buyer shall deliver to the Seller the following:

(a)	cash or a wire transfer, certified cheque or bank draft for the Purchase Price;

(b)	Board of Director resolution of Buyer authorizing the execution and performance of this Agreement; and

(c)	a legal opinion in form and substance reasonably acceptable to Seller, addressed to the Seller and dated as of the Closing Date.

ARTICLE 8
REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1	Survival of Representations and Warranties.

All representations and warranties of the Seller contained in Section 3.1 shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing.  All of the representations and warranties of the Seller contained in Section 4.1 above shall, except as hereinafter provided, survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter as representations and warranties of current condition as of the Closing.

8.2	Indemnification Provisions for Benefit of the Buyer.

(a)
In the event the Seller breaches any of its representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.5 by delivering a Claim Notice below within such survival period, then, subject to Article 9 hereof, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, or caused by the breach, subject to the limitations contained in Section 9.1 hereof.

(b)
Subject to the limitations contained in Section 9.1 hereof, the Seller agrees to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences which the Company or the Buyer may suffer resulting from, arising out of or caused by any Liability of the Company for any Taxes (other than taxes which are accrued for in the June 30 Financial Statements, disclosed in the Disclosure Schedule, or incurred in the Ordinary Course of the Business of the Company after June 30, 2009) with respect to any Tax period (or portions thereof) of the Company ending on or before the Closing Date.

8.3	Indemnification Provisions for Benefit of the Seller.

In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that any of the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8.5  below within such survival period by delivering a Claim Notice, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

8.4	Deemed Adjustments.

All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.5	Claim Notice; Notice of a Disputed Claim.

(a)
A Party hereto (the “Indemnified Party”) may deliver to the other Party (the “Indemnifying Party”) a written notice (“Claim Notice”) that the Indemnified Party has suffered Adverse Consequences resulting from a breach of a representation, warranty or covenant and providing the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated and the estimated total dollar amount of the Adverse Consequences claimed.  In the event that the Indemnifying Party disputes liability for or the amount of the Adverse Consequences set forth in the Claim Notice (a “Disputed Claim”), the Indemnifying Party shall notify the Indemnified Party in writing of such dispute (“Notice of a Disputed Claim”) and specify the amount disputed and basis therefor and the amount the Indemnifying Party believes to be the correct amount, if any, within thirty (30) days after receipt of the Claim Notice.  The failure by the Indemnifying Party to deliver a Notice of a Disputed Claim to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of the Claim Notice shall constitute the Indemnifying Party’s acceptance of the item(s) in the Claim Notice.

(b)
If a written Notice of a Disputed Claim is sent pursuant to paragraph (a) above, the Parties shall during the thirty (30) days following the date of such delivery negotiate in good faith to resolve the Disputed Claim and reach a resolution of the matter on an expedited basis.  If, after such resolution period, the Parties are unable to reach agreement, the Indemnified Party may pursue such Disputed Claim pursuant to arbitration.

ARTICLE 9
LIMITATIONS ON INDEMNIFICATION

9.1	Limitations on Indemnification

(a)
Except as hereinafter provided, the Buyer shall not be entitled to make any claim for indemnification against the Seller pursuant to Section 8.2 unless and until the amount of the Adverse Consequences incurred by the Buyer as a result of all misrepresentations, breaches of warranties and breaches of covenants contained in this Agreement is equal to $50,000 (the “Threshold Amount”).  If the Buyer has incurred Adverse Consequences in an aggregate amount at least equal to the Threshold Amount, then the Seller will be liable to the Buyer for the full amount of all Adverse Consequences that the Buyer may suffer resulting from or arising out of any such breaches, minus the Threshold Amount.

(b)
Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Seller for any and all claims by the Buyer for indemnification in respect of Adverse Consequences resulting from or arising out of any and all breaches of representations and warranties will be limited to $100,000.00 (the “Limitation of Liability”).

ARTICLE 10
MISCELLANEOUS

10.1	Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to or following the Closing without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, it being understood that both Parties shall cooperate on the timing of their respective releases to ensure compliance with applicable law or any listing requirements of any securities exchanges.

10.2	No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3	Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may assign this Agreement to an entity that is wholly owned by the Buyer or is controlled by the same persons that currently control the Buyer, or to a person or entity in connection with a merger, reorganization or sale of substantially all of the assets of the Buyer.  In the event of such assignment, CriticalControl Solutions Corp. will guarantee all obligations of the entity which becomes the Buyer hereunder, and will execute a guarantee agreement in form acceptable to the Seller, acting reasonably.

10.5	Counterparts.

This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties agree to deliver signed originals of this Agreement to each other within five business days after the Closing if this Agreement is executed by facsimile counterparts.

10.6	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

BPOMS, Inc.
1290 North Hancock, Street
Suite 202
Anaheim, California 92807

Attn: Jim Cortens, President

With a copy to :

BPOMS, Inc.
7301 North State Highway 161
Suite 300
Irving, Texas 75039

Attn: J. Brent Webb, SVP & General Counsel

If to the Buyer:

CriticalControl Solutions Corp.
1100, 840 - 7th Ave S.W.
Calgary, Alberta T2P 3G2
Canada
Attention: Alykhan Mamdani

With a copy to:

Joe Brennan
Shea Nerland Calnan LLP
2800, 715 - 5th Avenue S.W.
Calgary, Alberta T2P 2X6
Canada
Tel: (403) 299 9600
Fax: (403) 299 9601

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8	Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof shall be settled by final and binding arbitration governed by the laws of Alberta.  The arbitration shall be conducted in the English language, and the proceeding held in a mutually agreed location.  Unless the parties agree otherwise at the time, the arbitration proceeding shall be governed by the arbitration rules contained in the Alberta International Commercial Arbitration Act.

10.9	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11	Expenses.

Each of the Parties will bear its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CRITICALCONTROL SOLUTIONS CORP.

Per: _____________________________________

BPOMS, INC.

Per: _____________________________________